Exhibit 99.1
GREEN EARTH TECHNOLOGIES ANNOUNCES KEY INDEPENDENT DIRECTOR
John J. Scelfo, Energy Industry Executive, Joins Board

CELEBRATION, Fla., Feb. 5, 2014—Green Earth Technologies, Inc. (GET) (OTC Bulletin Board: OTCQB: GETG), today announced the addition of John J. Scelfo, a seasoned executive with 30 years experience in the Oil and Gas Industry, most recently as Senior Vice President Finance and Corporate Development for Hess Corporation to the GET Board of Directors. Mr. Scelfo will serve as an independent director.

Mr. Scelfo joined the Hess Corporation in 2003 and announced his retirement effective March 31st, 2014.  He was also a member of the Hess Leadership Team and had responsibility for Hess’ treasury, strategy and upstream commercial activities. John spent 20 years with Mobil Oil where he progressed through various financial leadership positions to to become chief financial officer of the Asia Pacific region based in Singapore and then of the company's largest overseas downstream operations based in Japan. He later became vice president of Global Risk Management. Mr. Scelfo also served Chief Financial Officer capacities with Dell Computer Asia Operations as well as Sirius Satellite Radio. He holds a bachelor's degree and an M.B.A. from Cornell University.

“With the confirmation and validation of testing that we have received from Petróleos de Venezuela, S.A (PDVSA) and E&B Natural Resources, we are confident that Mr. Scelfo with his direct experience in the Oil & Gas Industry will be a great addition to the Board,” said David Buicko, Chairman of Green Earth Technologies.

“GET’s  proof-of-concept of innovative technologies for a sustainable environment are perfect and timely ingredients for the lubrication and well service industries,” said Scelfo. “I am pleased to join the talented group of GET Board of Directors and Management as I look forward to contributing toward the navigation of the company through a successful network of opportunities."

ABOUT GREEN EARTH TECHNOLOGIES
Green Earth Technologies, Inc. (G.E.T.) is a "totally green" clean tech company that combines domestically sourced renewable and reusable feed stocks with proprietary technologies molded around the four ideologies of being GREEN: biodegradable, recyclable, renewable and environment safe. Branded as G-OIL® and G-CLEAN®, G.E.T. produces a full line of "clean & green" American made environmentally preferred lubricants and cleaning products that allows concerned consumers who care about the environment and American energy independence to do their part without sacrificing value or performance. Save the Earth - Sacrifice Nothing®.

Please contact GET directly or visit www.getG.com for the latest news and in depth information about G.E.T. and all their products.

Statements made in this release that relate to future plans, events, financial results or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties. Investors should also be aware that while the Company from time to time does communicate with securities analysts, it is against the Company's policy to disclose to them any material non-public information or other confidential commercial information. Investors should not assume that the Company agrees with any report issued by any analyst or with any statements, projections, forecasts or opinions contained in any such report.

Contact: Green Earth Technologies	877.438.4761	info@getg.com